Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment No. 24 to Registration Statement No. 333-59093 on Form N–1A of our report dated February 25, 2009, relating to the financial statements and financial highlights of Sun Capital Advisers Trust, including Sun Capital Investment Grade Bond Fund, Sun Capital Money Market Fund, Sun Capital Global Real Estate Fund (formerly known as Sun Capital Real Estate Fund), SC Davis Venture Value Fund, SC Oppenheimer Main Street Small Cap Fund, SC Oppenheimer Large Cap Core Fund (formerly known as Sun Capital All Cap Fund), SC WMC Large Cap Growth Fund (formerly known as SC FI Large Cap Growth Fund), SC WMC Blue Chip Mid Cap Fund (formerly known as SC Blue Chip Mid Cap Fund), SC Lord Abbett Growth & Income Fund, SC Goldman Sachs Mid Cap Value Fund, SC Goldman Sachs Short Duration Fund, SC Dreman Small Cap Value Fund, SC PIMCO High Yield Fund, SC PIMCO Total Return Fund, SC AIM Small Cap Growth Fund, SC AllianceBernstein International Value Fund, SC BlackRock Inflation Protected Bond Fund, SC Ibbotson Moderate Fund, SC Ibbotson Balanced Fund and SC Ibbotson Growth Fund, appearing in the Annual Report on Form N–CSR of Sun Capital Advisers Trust for the year ended December 31, 2008, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Financial Statements”, “Portfolio Holdings”, “Appendix C” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP____
Deloitte & Touche LLP
Boston, Massachusetts
February 27, 2009